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                                                                       EXHIBIT 5

                                 August 1, 1996


U.S. Robotics Corporation
8100 North McCormick Boulevard
Skokie, Illinois  60076

         Re:     Common Stock, $.01 par value per share

Ladies and Gentlemen:

         I have acted as counsel to U.S. Robotics Corporation ("USR") in connection with the issuance of shares of USR common stock, $.01 par value per share, (the "Common Stock") in connection with an acquisition of Scorpio Communications Ltd. by USR (the "Acquisition"). I have also participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-3 (the "Registration Statement") relating to the registration of the resale of the Common Stock issued in the Acquisition. In this connection, I have examined such corporate and other records, instruments, certificates and documents as I considered necessary to enable me to express this opinion.

         Based on the foregoing, it is my opinion that the Common Stock issued in the Acquisition was duly authorized for issuance and is fully paid and non-assessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Registration Statement.

         I am admitted to practice law in the State of Illinois and I express no opinions as to matters under or involving any laws other than the laws of the State of Illinois, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

                 Very truly yours,


                 George A. Vinyard
                 General Counsel





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